                             JOINT VENTURE AGREEMENT

                                     BETWEEN

                              SIERRA ON-LINE, INC.

                                       AND

                         PIONEER ELECTRONIC CORPORATION




                            DATED AS OF JULY 12, 1995

                                    CONTENTS

Section 1.     Organization of Company.........................................    1

     1.1       Formation of Company............................................    1

     1.2       Name............................................................    2

     1.3       Principal Office of the Company.................................    2

     1.4       Purposes and Nature of Business.................................    2

     1.5       Term............................................................    3

     1.6       Liability of Parties to Third Parties; Reliance by Third-Party
               Creditors.......................................................    3

               1.6.1        Liability of Parties...............................    3

               1.6.2        Reliance by Third Parties..........................    3

Section 2.     Contributions to the Company....................................    3

     2.1       Initial Capital Contributions...................................    3

     2.2       Fund Contribution Commitment....................................    4

     2.3       Additional Contributions........................................    4

     2.4       Default in Monetary Obligations.................................    4

     2.5       Contributions in Kind...........................................    5

               2.5.1        Sierra Game Titles.................................    5

               2.5.2        Enabling Technology................................    5

               2.5.3        Services...........................................    5

               2.5.4        Operational Contacts...............................    5

     2.6       Company Capital.................................................    6

     2.7       Loans...........................................................    6


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

Section 3.     Management......................................................    6

     3.1       The Board.......................................................    6

               3.1.1        Appointment........................................    6

               3.1.2        Term...............................................    7

               3.1.3        Removal............................................    7

               3.1.4        Board Meetings.....................................    7

               3.1.5        Manner of Acting by the Board......................    7

               3.1.6        Voting of the Board................................    8

               3.1.7        Unanimous Voting of the Board......................    8

     3.2       President.......................................................   10

               3.2.1        Appointment........................................   10

               3.2.2        Term...............................................   10

               3.2.3        Removal............................................   10

     3.3       Auditors........................................................   10

     3.4       Rights of Parties...............................................   11

     3.5       Compensation....................................................   11

Section 4.     Company's Dealings With Parties or Affiliates...................   11

     4.1       Right of Company to Deal With Parties or Affiliates.............   11

     4.2       Cross License of Sierra Titles and Company Titles...............   11

     4.3       Distribution Agreement..........................................   15

     4.4       Other Business of Parties.......................................   17

     4.5       Company-Developed Technology....................................   17

Section 5.     Distributions and Allocations...................................   18

     5.1       Distributions...................................................   18


TABLE OF CONTENTS                                                        PAGE ii

     5.2       Limitations on Distributions....................................   18

Section 6.     Indemnification.................................................   18

     6.1       Indemnification.................................................   18

     6.2       Nonexclusivity of Rights........................................   18

     6.3       Indemnification of Officers, Employees and Agents...............   18

Section 7.     Dissolution of Company; Special Withdrawal Right................   19

     7.1       Events Causing Dissolution......................................   19

     7.2       Liquidation.....................................................   20

               7.2.1        Payment............................................   20

               7.2.2        No Right to Assets.................................   20

               7.2.3        Enabling Technology................................   20

               7.2.4        Rights to Company-Developed Products and Technology   21

               7.2.5        Use of Other Party's Name..........................   21

     7.3       Buy-Out Option..................................................   21

     7.4       Termination Payment.............................................   21

Section 8.     Books, Records and Accounting...................................   22

     8.1       Books and Records...............................................   22

     8.2       Fiscal Year.....................................................   22

     8.3       Bank Accounts...................................................   22

     8.4       Annual Budget...................................................   23

               8.4.1        Annual Budget Planning.............................   23

               8.4.2        Review of Annual Performance.......................   23

     8.5       Annual Business Plan............................................   23


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

Section 9.     Dispute Resolution..............................................    24

     9.1       General.........................................................    24

     9.2       Unassisted Settlement...........................................    24

     9.3       Arbitration and Costs...........................................    24

     9.4       Costs...........................................................    24

Section 10.     Miscellaneous...................................................   25

     10.1       Confidentiality.................................................   25

     10.2       Press Releases..................................................   25

     10.3       Governing Law...................................................   25

     10.4       Assignment......................................................   25

     10.5       Construction....................................................   26

     10.6       Counterparts....................................................   26

     10.7       No Partnership..................................................   26

     10.8       Entire Agreement................................................   26

     10.9       Notices.........................................................   26

     10.10      Waivers.........................................................   28

     10.11      Attorney Fees...................................................   28

     10.12      Choice of Language..............................................   28

     10.13      Exhibits........................................................   28



TABLE OF CONTENTS                                                        PAGE iv

                             JOINT VENTURE AGREEMENT

         This Joint Venture Agreement, dated as of July 12, 1995 (the "Effective Date"), is made and entered into by and between Sierra On-Line, Inc., a corporation organized under the laws of the State of Delaware, U.S.A. ("Sierra"), and Pioneer Electronic Corporation, a corporation organized under the laws of Japan ("Pioneer"). Sierra and Pioneer are sometimes referred to herein collectively as the "Parties" and individually as a "Party". The definitions of certain terms used in this Agreement are set forth in Exhibit A.

                                    RECITALS

         A. Sierra is a developer, publisher and distributor of computer games and other software products principally for use on personal computers.

         B. Pioneer is engaged in various aspects of the consumer electronic entertainment business worldwide.

         C. Sierra and Pioneer want to enter into a joint business arrangement under which they will jointly form a separate legal entity to develop, produce, publish, distribute, localize and license computer games and other software products in Japan and the rest of Asia.

                                    AGREEMENT

         For and in consideration of the mutual covenants contained in this Agreement, the Parties agree as follows:

SECTION 1.        ORGANIZATION OF COMPANY

         1.1      FORMATION OF COMPANY

         As soon as practicable following the Effective Date, the Parties shall form a "Kabushiki-Kaisha" corporation under the Commercial Code and other Applicable Laws of Japan (the "Company") to perform the activities of the Company specified in this Agreement. The Company's organizational documents ("Company Organization Documents") shall provide for a single class of voting common stock, include the provisions necessary to implement the terms and conditions set forth in this Agreement and be in a form approved by both Parties. Pioneer shall be responsible for taking all steps necessary to form the Company including filing, registration and notification required by all Applicable Laws in Japan. All costs reasonably incurred by Pioneer in forming the Company shall be reimbursed to Pioneer by the Company as soon as possible following the formation of the Company.

JOINT VENTURE AGREEMENT                                                  PAGE 1

         1.2      NAME

         The name of the Company shall be either Sierra On-Line Pioneer Inc. or Sierra Pioneer Inc.

         1.3      PRINCIPAL OFFICE OF THE COMPANY

         The principal office of the Company shall be located at Meguro-ku or Shibuya-ku, Tokyo, Japan or such other location approved by the Parties from time to time.

         1.4      PURPOSES AND NATURE OF BUSINESS

         The purposes of the Company shall be limited to:

                  (a) localize, publish, distribute and license in Japan and Asia the computer games and other software products acquired under license from Sierra pursuant to the License Agreement described in Section 4.2;

                  (b) develop, produce, publish, distribute and license new computer game and software product titles for personal computers, arcade and video game computers, 32-bit systems, super density discs and other emerging platforms;

                  (c) adapt, convert and port the computer games and software products described in clauses (a) and (b) above for use with different computer platforms (e.g., from MS DOS platforms to arcade and video game machines and 32-bit systems) and publish, distribute and license such games and products in Japan and Asia and, through Sierra, the remainder of the world;

                  (d) localize, publish, distribute and sublicense third-party computer games and software products in Japan and Asia and, through Sierra, the remainder of the world for personal computers, arcade and video game computers, 32-bit systems, super density discs and other emerging platforms;

                  (e) develop other lines of business related to the activities described in clauses (a) through (d) above (e.g., develop, publish and sell hint books for such games and products and develop and sell merchandise that uses characters or other recognizable aspects of such games and products);

                  (f) sublicense to Sierra the right to localize, port, publish, distribute and license outside Japan and Asia the games and products described in clauses (b) through (e) above;

                  (g) engage in any other lawful business activity that is approved in advance by the Board subject to the terms of this Agreement; and

                  (h) engage in all other acts and things necessary, proper or advisable to effect and carry out such purposes of the Company and to operate its business.

JOINT VENTURE AGREEMENT                                                  PAGE 2

         1.5      TERM

         The Company shall commence upon formation after the Effective Date of this Agreement and shall continue in perpetuity unless and until earlier terminated and dissolved pursuant to Section 7.1 of this Agreement. This Agreement shall terminate upon the earlier of (i) dissolution of the Company or
(ii) termination as provided in this Agreement.

         1.6 LIABILITY OF PARTIES TO THIRD PARTIES; RELIANCE BY THIRD-PARTY CREDITORS

                  1.6.1      LIABILITY OF PARTIES

         Except as otherwise provided by Applicable Laws or in this Agreement, no Party shall be personally liable for any debt, obligation or liability of the Company, whether arising in contract or otherwise, solely by reason of being an owner of Shares in the Company.

                  1.6.2      RELIANCE BY THIRD PARTIES

         This Agreement is entered into between the Parties for the exclusive benefit of the Parties and their permitted successors and assigns. Specifically (but not by way of limitation), this Agreement is not intended for the benefit of any creditor of the Company or any other person. Except to the extent provided by Applicable Laws, and then only to that extent, no such creditor or third party shall have any rights under this Agreement or under any other agreement between the Company and either Party, either with respect to any contribution to the Company or otherwise.

SECTION 2.        CONTRIBUTIONS TO THE COMPANY

         2.1      INITIAL CAPITAL CONTRIBUTIONS

         Each Party shall contribute the following amounts to the Company ("Initial Capital Contribution") upon the formation of the Company and shall receive the following percentage of the authorized and issued Shares:

                               INITIAL CAPITAL
            PARTY               CONTRIBUTION        SHARE PERCENTAGE
            -----              ---------------      -----------------
            Sierra              153,000,000 yen           51%

            Pioneer             147,000,000 yen           49%

         2.2      FUND CONTRIBUTION COMMITMENT

         In addition to the Initial Capital Contributions, the Parties shall make additional Capital Contributions or Loans pro rata in accordance with their respective number of Shares (i) in such amounts as shall be determined by the President as provided in Section 3.2 or (ii) upon a majority vote of the Board upon the occurrence of a Trigger Event or (iii) up to a maximum of 20 million yen per Party in any fiscal year in the absence of a Trigger Event upon a majority vote of the Board or




JOINT VENTURE AGREEMENT                                                  PAGE 3

(iv) upon the unanimous vote of the Board, in each case subject to a maximum aggregate contribution (whether by Loan or Capital Contribution and including the Initial Capital Contribution) of Five Hundred Twenty Million Four Hundred Eight Thousand One Hundred Japanese Yen (520,408,100 yen) in the case of Sierra and Five Hundred Million Japanese Yen (500,000,000 yen) in the case of Pioneer. The Trigger Events are the following:

                  (a) If the Company's working capital is insufficient to enable the Company to operate and perform in the ordinary course of business in accordance with the Annual Budget (or the Revised Annual Budget, if applicable) for such fiscal year; or

                  (b) The Company has insufficient resources to fund any capital expenditure identified in the Annual Budget (or the Revised Annual Budget, if applicable) for such fiscal year.

         2.3      ADDITIONAL CONTRIBUTIONS

         Any call for Capital Contributions or Loans in excess of or in any manner other than those specified in Sections 2.1 or 2.2 above shall be subject to the approval of each contributing Party.

         2.4      DEFAULT IN MONETARY OBLIGATIONS

         In the event of any default by a Party in the performance of its monetary obligations under Section 2.1 or 2.2 of this Agreement, the other Party may demand in writing that such default be cured. If the defaulting Party shall fail to cure the default within ten (10) days after receipt of such demand, the other Party may, on behalf of the defaulting Party, advance to the Company the amount remaining in default. Such advance shall be treated as a loan to the defaulting Party bearing interest at the rate of fifteen percent (15%) or at the maximum rate permitted by Applicable Laws, whichever is less, computed and compounded daily. The loan shall be payable ten (10) days after demand for payment is received by the defaulting Party from the advancing Party. The advancing Party shall have a preferred right of distribution with respect to any such amounts advanced and no distributions or payments in liquidation shall be made by or on behalf of the Company to the defaulting Party until such amount together with interest has been repaid in full. The rights of the advancing Party set forth in this Section 2.4 are in addition to, and not in lieu of, any other rights or remedies afforded under this Agreement, by law or otherwise on account of the default.

         2.5      CONTRIBUTIONS IN KIND

                  2.5.1      SIERRA GAME TITLES

                  Sierra will license and provide to the Company the computer games and software of Sierra and its Affiliates as provided in the License Agreement described in Section 4.2 below.

                  2.5.2      ENABLING TECHNOLOGY

                  In addition to their respective Capital Contributions, Loans and the licenses described in Section 4.2 below, each Party shall also license and provide to the Company during the



JOINT VENTURE AGREEMENT                                                  PAGE 4
term of this Agreement on a non-exclusive, non-transferable, non-sublicensable, royalty-free basis and solely for the internal use by the Company in the development of the Company's games and products all development tools and enabling technology reasonably useful for the creation and development of the software products in the areas of computer games, consumer education, edutainment or other similar consumer software products for use on personal computers, video game machines and any new or emerging platform, such as 32-bit CD-ROM game machines, that such Party is now or hereafter legally and contractually entitled to so license or sublicense to the Company. A list of such tools and enabling technology that as of the Effective Date each Party is entitled to license or sublicense to the Company is set forth in Exhibit C. The Company shall be obligated to keep all such tools and technology confidential as provided in Section 10.1 and limit access to such tools and technology to persons who have a need to know. The Parties shall notify the Company of any and all third party royalties that will arise out of the Company's use of their respective tools and technology and if the Company proceeds to use such items, the Company shall pay or reimburse the licensing Party for any and all third party royalties due on the Company's use of the same.

                  2.5.3      SERVICES

         In addition, each Party shall contribute development, marketing and management support to the Company at no charge. Pioneer shall transfer experienced and qualified administrative staff and content producers from Pioneer or its Affiliates to the Company and shall provide the Company with access to the third-party software developers with whom Pioneer and its Affiliates have been working to perform work for the Company on the same terms and conditions used with Pioneer. Each Party shall also provide the Company at no charge access to and use of the facilities of such Party that are useful for the Company's development and publication of products (e.g., Pioneer's or Sierra's audiovisual digital recording studios).

                  2.5.4      OPERATIONAL CONTACTS

         Sierra, at its own expense, shall appoint one or more of its employees to be dedicated solely to the activity of acting as the liaison and coordinator between Sierra and the Company regarding the conduct of the Company's business and the Company's dealings with Sierra pursuant to Section 4.

         2.6      COMPANY CAPITAL

                  (a) No Party shall be paid interest on any Capital
Contribution.

                  (b) No Party shall have the right to withdraw, or receive any return of, its Capital Contributions or Loans, except as may be specifically provided in this Agreement. No Party shall have priority over the other Party, either as to the return of its Capital Contributions or Loans or as to profits, losses or distributions, except as otherwise specifically provided in this Agreement or under Applicable Laws.


JOINT VENTURE AGREEMENT                                                  PAGE 5

                  (c) Under circumstances requiring a return of any Capital Contribution or Loan, no Party shall have the right to receive property, other than cash, except as may be specifically provided in this Agreement.

         2.7      LOANS

         After a request for an additional contribution to the Company (other than the Initial Capital Contribution) is made as provided above, the Parties shall discuss whether all or any portion of such contribution shall be made in the form of a Loan. Upon the majority decision of the Board, each Party may advance the approved portion in the form of a Loan, subject to such terms and conditions as may be established by the Board with respect to such Loans (e.g., interest rate, liquidation preference and the like). In addition to such contributions, the Company may borrow money from the Parties pro rata in accordance with the number of Shares they own at such times and in such amounts and upon such terms as shall be determined by a unanimous vote of the Parties or the Board. No such Loan shall increase the interest of the Party making the Loan in the capital of the Company, or affect any Party's Shares or share of the profits, losses and distributions of the Company.

SECTION 3.        MANAGEMENT

         3.1      THE BOARD

         The business of the Company shall be conducted in accordance with policies, decisions, guidelines and budgets made or approved by the Board, subject to the terms of this Agreement.

                  3.1.1      APPOINTMENT

         The Board shall be composed of five (5) Directors. Sierra shall designate three (3) Directors and Pioneer shall designate two (2) Directors. Sierra and Pioneer shall each vote their Shares or otherwise cause the appointment or election of the Directors designated by the other Party as provided above. The initial Directors shall be:

                  Designated by Sierra:              Mr. Michael Brochu
                                                     Mr. Al Higginson
                                                     Mr. Kenneth Williams

                  Designated by Pioneer:             Mr. Kimihiko Sugano
                                                     Mr. Hajime Wada

                  3.1.2      TERM

         Each Director shall hold office for a term expiring on his or her death, resignation or removal from office or upon the expiration of such shorter term as may be required under Applicable Laws.


JOINT VENTURE AGREEMENT                                                  PAGE 6

                  3.1.3      REMOVAL

         Any Party may at any time remove and replace any of the Directors designated by it by giving written notice of the replacement to the other Party. Sierra and Pioneer shall each vote their Shares or otherwise cause the removal and replacement of a Director designated by the other Party as requested by that Party.

                  3.1.4      BOARD MEETINGS

         The Company shall hold regular quarterly Board meetings. In addition, any Director may call a meeting of the Board by giving all other Directors notice thereof at least ten (10) Business Days in advance of the meeting or such shorter notice as agreed upon in writing by all Directors. All meetings of the Board shall be held at the principal office of the Company or at such other place as may be determined by the Board. To the extent permitted under Applicable Laws, a meeting of the Board may be held by conference telephone or similar communications equipment by means of which all Directors participating in the meeting can hear each other at the same time; participation by such means shall constitute presence at such meeting. There shall be a quorum if at least one (1) Director designated by each Party is in attendance. Minutes shall be kept of each Board meeting and provided to all Directors.

                  3.1.5      MANNER OF ACTING BY THE BOARD

         To the extent permitted by Applicable Laws and subject to the terms of this Agreement, the Board may act by consensus, by adoption pursuant to vote taken at a meeting of the Board (any Director designated by a Party may vote by proxy for any Director(s) designated by such Party who is absent), or by written instrument signed by all Directors or signed by at least one (1) Director designated by each Party.

                  3.1.6      VOTING OF THE BOARD

         On each matter put to a vote of the Board, each Director present in person or by proxy at the meeting shall be entitled to cast a vote. Except for the matters described in Section 3.1.7 below, any matter put to a vote shall be deemed adopted by the Board upon receiving the affirmative vote of three (3) Directors including without limitation the following:

                  (a) approval of the Annual Business Plan and the Annual
Budget;

                  (b) approval of the Revised Annual Budget;

                  (c) the Company entering into contracts, borrowing from or lending money, guarantee of any indebtedness or other obligation or acquisition, sale, disposition or encumbrance (e.g., by easement, mortgage, deed of trust, security agreement or otherwise) of any property, in each case (i) in the ordinary course of business, (ii) involving amounts up to 30 million yen, and
(iii) which was not contemplated or authorized in the applicable Annual Budget or Annual Business Plan;

JOINT VENTURE AGREEMENT                                                  PAGE 7

                  (d) the authorization of any person or entity (other than the President), or the delegation of any authority (e.g., by appointment of an agent or otherwise), to enter into any contract on behalf of the Company not otherwise in contravention of the terms of this Agreement,

                  (e) approval of the President and all other officers and key management of the Company, and, if the Company has not achieved the anticipated revenue and profit for two (2) successive fiscal years as set forth in the Annual Budgets for such years, removal of the President and such officers and key management;

                  (f) approval or changing the pricing of the Company's products as proposed by the President from time to time;

                  (g) the establishment of Company bank accounts;

                  (h) calling for Capital Contributions or Loans pursuant to
Section 2.2 upon the occurrence of a Trigger Event; and

                  (i) calling for Capital Contributions or Loans pursuant to
Section 2.2 up to a maximum of 20 million yen per Party in any fiscal year in the absence of a Trigger Event.

                  3.1.7      UNANIMOUS VOTING OF THE BOARD

         The Company and its officers shall not have authority to do or take any of the following actions without the unanimous approval of either the Board or the Parties:

                  (a) sell, exchange or otherwise dispose of all or substantially all of the assets of the Company;

                  (b) issue, sell or transfer any Shares or other equity or debt interests in the Company to any third party;

                  (c) file for bankruptcy by or on behalf of the Company or otherwise take action to dissolve the Company;

                  (d) consolidate or merge the Company with any other entity;

                  (e) except as expressly provided in this Agreement make calls for Capital Contributions or Loans pursuant to Section 2.2 in the absence of a Trigger Event or make any calls for Capital Contributions or Loans pursuant to
Section 2.3;

                  (f) any authorization of withdrawals from the capital of the Company;

                  (g) any authorization of dividends, distributions or other payments from the Company to any Party;


JOINT VENTURE AGREEMENT                                                  PAGE 8

                  (h) the Company's borrowing or lending of money with either Party or any Affiliate of a Party;

                  (i) entering into or amending any contract between the Company and a Party or between the Company and any Affiliate of a Party;

                  (j) entering into any contracts granting a third party the right to publish, distribute and license computer games and software products in Japan or Asia;

                  (k) undertake any transaction out of the ordinary course of business;

                  (l) the approval of any business or activity to be conducted by the Company that is not permitted pursuant to subsection 3.1.6 above or that is other than those specified in Section 1.4;

                  (m) the Company's entering into contracts, borrowing from or lending money, guarantee of any indebtedness or other obligation or acquisition, sale, disposition or encumbrance (e.g., by easement, mortgage, deed of trust, security agreement or otherwise) of any property, that involve amounts greater than 30 million yen and is either outside the ordinary course of business or not contemplated or authorized in the applicable Annual Business Plan or Annual Budget;

                  (n) amend, supplement or modify the Company Organization Documents;

                  (o) removal of the President or any officer of the Company except as authorized under Section 3.1.6(e); and

                  (p) sublicense or otherwise transfer any technology or know-how of the Company or any rights therein, other than rights to reproduce, use and distribute the Company's products, to any Party (except as expressly provided in this Agreement) or any third party.

         3.2      PRESIDENT

         The President shall manage the day-to-day business and affairs of the Company, recommend pricing for the Company's products and implement the policies, decisions, guidelines, Annual Business Plans, Annual Budgets and other acts of the Board; provided, however, the President shall not have the authority to do or take any of the actions described in Sections 3.1.6 and 3.1.7 without the advance approval of the Board or the Parties as provided therein. The President shall have the authority to take actions and make decisions on behalf of the Company in compliance with the policies, decisions, guidelines, Annual Business Plans, Annual Budgets and other acts of the Board and as expressly provided in this Agreement. In addition, the President shall have the authority, in his or her reasonable discretion, to enter into contracts, reallocate Annual Budget amounts, or take other reasonable action in the ordinary course of business (including emergencies) on behalf of the Company in each case involving amounts up to 10 million yen (subject to an aggregate annual maximum amount of 10 million yen) even though such contract or action was not contemplated or authorized in the applicable Annual Business Plan or Annual Budget or by the Board. The

JOINT VENTURE AGREEMENT                                                  PAGE 9

President shall also have the right to require additional Capital Contributions or Loans in the above situations in amounts not greater than 10 million yen per Party subject to a maximum of 20 million yen per Party in any fiscal year.

                  3.2.1      APPOINTMENT

         The President shall be the individual nominated by Pioneer and approved by the Board. The Parties agree that the initial President shall be Mr. Hajime Wada.

                  3.2.2      TERM

         The President shall hold office for a term expiring on his or her death, resignation or removal from office or such shorter term specified by Applicable Laws.

                  3.2.3      REMOVAL

         The President shall be removed upon the request of Pioneer or the majority vote of the Board pursuant to Section 3.1.6(e) or the unanimous vote of the Board. The replacement President shall be appointed as provided in Section 3.2.1.

         3.3      AUDITORS

         Each Party shall nominate one (1) individual to be a statutory auditor (Kansayaku) to the Company. In the event Applicable Laws require the number of statutory auditors to be increased, each Party shall nominate a second auditor. Sierra and Pioneer shall each vote their Shares or cause the appointment or election of the auditor(s) nominated by the other Party. The auditors shall have the right to attend meetings of the Board and perform the other auditor functions required under Applicable Laws, but such auditors shall not have any voting rights.

         3.4      RIGHTS OF PARTIES

         Except as otherwise set forth in this Agreement, no Party shall have any right or power to take part in the management or control of the Company or its business affairs or to act for or bind the Company in any way.

         3.5      COMPENSATION

         The President and the other officers and employees of the Company shall be entitled to reasonable compensation as approved by the Board for services rendered to the Company.

SECTION 4.        COMPANY'S DEALINGS WITH PARTIES OR AFFILIATES

         4.1      RIGHT OF COMPANY TO DEAL WITH PARTIES OR AFFILIATES

         The Company may, upon the unanimous approval of the Board or the Parties, enter into agreements, contracts or arrangements with one or more of the Parties pursuant to which that Party


JOINT VENTURE AGREEMENT                                                 PAGE 10
provides goods, technologies or services (including without limitation the contributions identified in Section 2.5) to the Company in connection with the Company's activities. The terms of such agreements, contracts or arrangements shall be those mutually agreed upon by the Company and that Party and shall be embodied in a written agreement.

         4.2      CROSS LICENSE OF SIERRA TITLES AND COMPANY TITLES

         Within thirty (30) Business Days after the Effective Date, Sierra will enter into and the Parties will cause the Company to enter into a written license agreement in a form approved by the Parties ("License Agreement"), the key terms of which are summarized below:

                  (a) Sierra will license to the Company the right to publish and distribute for use on any platform and for use in Japan and Asia all computer games and software products of Sierra and its Affiliates to the extent that Sierra is now or hereafter legally and contractually entitled to license the same to the Company;

                  (b) Sierra will license to the Company the right to adapt, convert, localize, port and translate for use on any platforms and for use in Japan and Asia all computer games and software products of Sierra and its Affiliates to the extent that Sierra is now or hereafter legally and contractually entitled to license the same to the Company and to publish and distribute such games and products within Japan and Asia;

                  (c) Sierra will license to the Company the right to purchase pre-packaged U.S. units of all Sierra computer games and software products to the extent that Sierra is now or hereafter legally and contractually entitled to license the same to the Company for distribution in Japan and Asia (a list of the computer games and software products described in clauses (a) through (c) that Sierra is legally and contractually entitled to license to the Company as of the date of this Agreement are listed in the attached Exhibit D);

                  (d) the Company will pay Sierra on a quarterly basis a royalty equal to ten percent (10%) of the gross revenue (minus credits and returns) attributable to the Company's distribution and licensing of the computer games and software products described in clauses (a) and (b) above;

                  (e) the Company will pay Sierra on a quarterly basis a purchase price of approximately eighty percent (80%) of Sierra's then current U.S. wholesale price F.O.B. (UCC terms) Sierra's shipping facility in the U.S. (exclusive of duties, tariffs and freight) for the applicable product for the computer games and software products described in clause (c) above;

                  (f) Sierra will license to the Company the rights necessary to develop and engage in other lines of business in Japan and Asia related to the activities described in clauses (a) through (c) above, including rights related to music and merchandising (but not including hint books or strategy guides in any form or media) and to use the trademarks and trade dress of Sierra in the manner specified by Sierra with respect to such products and activities, each only to the extent that Sierra is legally and contractually entitled to so offer and license such rights to the Company.



JOINT VENTURE AGREEMENT                                                 PAGE 11

Royalties for the Company's exercise of the license rights described in this clause (f) shall be negotiated in good faith between Sierra and the Company.


                  (g) Except for rights and licenses that Sierra is legally or contractually obligated to honor as of the Effective Date, the licenses described in clauses (a) through (c) and clause (f) above will be exclusive with respect to distribution of such products in Japan and nonexclusive with respect to distribution of such games and products in the rest of Asia. The Company shall have an option (the "Asia Option") during the twelve (12) month period commencing January 1, 1996 to convert the Asia license from a nonexclusive basis to an exclusive basis as described below, subject to any rights and licenses that Sierra is legally or contractually obligated to honor as of such exercise, provided the Parties have agreed upon a business plan for the relevant portion of the Asia market. To exercise the Asia Option, the Company shall deliver a proposed business plan to Sierra within such twelve (12) month period and the Company and Sierra shall negotiate in good faith for a period of ninety (90) days from such delivery regarding resolution of any objections that Sierra has to such plan. The Company's exclusivity for the Asia market or any portion thereof shall occur only if and when the Company and Sierra have agreed in their respective sole discretion and in writing upon such business plan and the terms of the exclusivity applicable to such arrangement. From the Effective Date through the earlier of the end of such twelve (12) month period or the end of the ninety (90) days negotiation period described above, Sierra will not enter into any new exclusive distribution arrangement with any third party regarding distribution rights of such Sierra products in Asia. Notwithstanding the foregoing, until the beginning of the ninety (90) day negotiation period, Sierra may enter into non-exclusive arrangements with third parties which have a term not longer than twelve (12) months.During the ninety (90) day negotiation period Sierra will not enter into any new arrangement with respect to distribution in Asia. If the Company exercises the Asia Option and the parties reach agreement as provided above, Sierra will assign to the Company and the Company will assume and perform all distribution arrangements of Sierra in that portion of Asia subject to such exclusivity to the extent such arrangements are assignable. If the Company fails to exercise the Asia Option as provided above within such twelve (12) month period or the Parties are unable to agree in writing for any reason upon the business plan for Asia or the terms of exclusivity applicable to such arrangements within the ninety (90) day negotiation period, Sierra may enter into any exclusive or other arrangements it desires for all or any portion of Asia and upon entering into such arrangements terminate the Company's right to distribute within all or any portion of Asia;

                  (h) If Sierra or its successor obtains computer games and software products through any major business combination including but not limited to merger with or acquisition of or by a third party and such third party has existing distribution arrangements in Japan or Asia with respect to its games or products, Sierra or its successor will have the right to continue any publication, distribution and other relationships in Japan and Asia that may exist with respect to such existing and future games and products rather than license the same to the Company as described above or to condition the licensing of any such games and products to the Company upon the Company and the Parties dedicating reasonably sufficient resources in Sierra's reasonable opinion towards the promotion and marketing of such games and products in Japan and Asia.

JOINT VENTURE AGREEMENT                                                 PAGE 12

                  (i) The Company will exclusively license to Sierra the right to publish and distribute outside Japan and Asia all computer games and software products (and all rights necessary to develop and engage in other lines of business related to such activities, including rights related to music, merchandising and hint books) that the Company is legally and contractually entitled to so offer and license to Sierra including without limitation the games and products adapted, converted, developed, translated or ported by the Company pursuant to clause (b) above;

                  (j) The Company will exclusively license to Sierra the right to adapt, convert, localize, port and translate for use on different computer platforms or for use outside Japan and Asia all computer games and software products (and all rights necessary to develop and engage in other lines of business related to such activities, including rights related to music, merchandising and hint books) and to use the trademarks and trade dress of the Company in the manner specified by the Company with respect to such products and activities, each only to the extent that the Company is legally and contractually entitled to so offer and license to Sierra and to publish and distribute such games and products outside Japan and Asia;

                  (k) Sierra will pay the Company on a quarterly basis a royalty equal to ten percent (10%) of the revenue attributable to Sierra's distribution and licensing of the computer games and software products described in clauses
(i) and (j) above;

                  (l) Sierra and the Company ("licensee") shall each undertake reasonable due diligence to identify any potential patent or copyright each may infringe if it distributes the product of the other ("licensor") (or any translation or other derivative work thereof) licensed under the License Agreement in the licensee's permitted territory and shall promptly notify the licensor of any such potential infringement. The licensee shall not distribute or otherwise exercise its license rights with respect to such product in a manner that would result in such infringement unless and until the licensor and the licensee have determined and effected a commercially reasonable method of avoiding or overcoming such infringement. If notwithstanding such due diligence and efforts, a suit or proceeding is brought against the licensee based upon a claim by a third party that the product of the licensor licensed by the licensee under the License Agreement infringes a patent or copyright in the permitted territory of the licensee, the licensor shall defend the licensee in such suit or proceeding with regard to such claim and indemnify and hold the licensee harmless from and with respect to any damages awarded against the licensee with regard to such claim and reimburse the costs and expenses (including reasonable attorneys' fees and costs) reasonably incurred by the licensee with the licensor's consent with regard to such claim; provided that the licensee promptly notifies the licensor of any such claim, tenders control over the defense and settlement of such claim to the licensor and assists and cooperates with the licensor regarding such claim. The licensee shall be responsible for and reimburse to the licensor fifty percent (50%) of the costs incurred in defending such claim (including reasonable attorneys' fees and costs) and the amounts paid in settlement or awarded as damages with regard to such claim. Notwithstanding the foregoing, the licensor shall have no obligation to defend or indemnify the licensee hereunder to the extent such infringement occurs due to (1) use of the product in combination with any product, equipment, software or data not provided by the licensor under the License Agreement, (2) any adaptation, alteration, modification or translation of the product not made by the licensor or (3) any logo,



JOINT VENTURE AGREEMENT                                                 PAGE 13
trademark, trade dress or name used with the product. The licensee shall be obligated to defend, indemnify and hold harmless the licensor with respect to any infringement claims based upon the matters identified in clauses (1), (2) or
(3) above, provided that the licensor promptly notifies the licensee of any such claim, tenders control over the defense and settlement of such claim to the licensor and assists and cooperates with the licensee regarding such claim;

                  (m) Within thirty (30) days of receipt of notice from either the Company or Sierra about a particular product of such party that is subject to the License Agreement, including those products identified in Exhibit D, the receiving party shall notify the other about the platforms and language translations of such product that the receiving party will publish, market and distribute in its territory within nine (9) months after delivery of the deliverables for such product. The notice commencing the thirty (30) day period described above shall not be given before the receiving party has received a copy of the product for evaluation. The licensing party shall have the right to directly or indirectly publish and


JOINT VENTURE AGREEMENT                                                 PAGE 14
distribute such product on all other platforms and languages not selected by the other as provided above in the territory of the other on an exclusive or nonexclusive basis as determined by the licensing party;

                  (n) In addition to its right of termination as a result of a breach of the License Agreement by the Company, Sierra shall have the right, at Sierra's option, to terminate the license granted to the Company under the License Agreement if (i) the Company records a loss for any two (2) consecutive fiscal years, commencing after the first fiscal year of the Company or (ii) the Company's two consecutive fiscal year average pre-tax return on investment (i.e., the Company's pre-tax net income for such fiscal year divided by the sum of the aggregate Capital Contributions and Loans made in lieu of Capital Contributions as of such fiscal year) does not equal or exceed fifteen percent (15%), as calculated beginning at the end of the fourth fiscal year of the Company, and for both of such years the Company fails to achieve the anticipated revenue and net profit goals as set forth in the Annual Budgets;

                  (o) The License Agreement shall automatically terminate upon the dissolution of the Company;

                  (p) In addition to the license fees and royalties described above, the Company and Sierra shall each pay or reimburse the other for any and all third party royalties due on products distributed by the Company or Sierra that are licensed from the other as described above; and

                  (q) Sierra shall have the right to enter into OEM or other similar bundling arrangements with regard to those Sierra products subject to the License Agreement that are exclusive to the Company pursuant to clause (m) above for world-wide or regional distribution that include distribution in Japan, provided that Sierra notifies the Company about such arrangement and pays to the Company that portion of the compensation received by Sierra from such arrangement that is reasonably allocable to the distribution in Japan (and if the Company has exercised the Asia Option that portion of Asia in which the Company has exclusive rights as agreed with Sierra) less ten percent (10%) of such amount as payment of the royalty to Sierra as described in clause (d) above. Similarly, the Company have the right to enter into OEM or other similar bundling arrangements with regard to those Company products subject to the License Agreement that are exclusive to Sierra pursuant to clause (m) above which are not based upon or derived from Sierra products for world-wide or regional distribution that include distribution outside Japan and Asia, provided that the Company notifies Sierra about such arrangement and pays to Sierra that portion of the compensation received by the Company from such arrangement that is reasonably allocable to the distribution outside Japan and Asia less ten percent (10%) of such amount as payment of the royalty to the Company as described in clause (k) above.

         4.3      DISTRIBUTION AGREEMENT

         Within thirty (30) Business Days after the Effective Date, Pioneer will cause its Affiliate, Pioneer LDC, Inc. ("PLDC"), and the Parties will cause the Company, to enter into a

JOINT VENTURE AGREEMENT                                                 PAGE 15
written distribution agreement in a form approved by the Parties ("Distribution Agreement"), the key terms of which are summarized below:

                  (a) PLDC will have the exclusive right to distribute in Japan and, subject to the Company's exercise of the Asia Option, Asia all of the products of the Company, provided, however, that such exclusivity or the Distribution Agreement may be terminated by the Company upon an approval of a majority of the Board if (i) the Company records a loss for any two (2) consecutive fiscal years, commencing after the first fiscal year of the Company or (ii) the Company's two consecutive fiscal year average pre-tax return on investment (i.e., the Company's pre-tax net income for such fiscal year divided by the sum of the aggregate Capital Contributions and Loans made in lieu of Capital Contributions as of such fiscal year) does not equal or exceed fifteen percent (15%), as calculated beginning at the end of the fourth fiscal year of the Company, and for both such years the Company fails to achieve the anticipated revenue and net profit goals as set forth in the Annual Budgets;

                  (b) PLDC will acquire the completed product units from the Company at a price equal to forty-five percent (45%) of the Company's suggested retail price for such product;

                  (c) PLDC will form a sales management team (comprised of at least one person on an exclusive basis and other persons on a nonexclusive basis) dedicated to the marketing, distribution and sale of the Company products. The sales management team duties will include managing and working with PLDC's field sales staff to effectively conduct product promotion, merchandising (e.g., display and shelf arrangement) and sales campaign planning for the Company's products. The sales management team will also participate in the early stages of the Company's title planning and development to provide information regarding customers;

                  (d) PLDC will use its sales, marketing and distribution resources exclusively for the promotion, marketing, distribution and sale of the Company's products and PLDC's own products in the area of computer games and consumer education, edutainment or other similar consumer software products. Without limiting the generality of the foregoing, PLDC will not distribute any personal computer/game machine software product of a third party, unless the Company is the licensee of such product. PLDC will use its best efforts to cause third parties that approach PLDC about the distribution of such products to enter into a license agreement with the Company;

                  (e) PLDC will have the right, with the approval of the President or the Board, to appoint Pioneer or any third party as sub-distributors of the Company's products in Japan and Asia;

                  (f) The Company reserves the right to distribute any or all of its products in Japan and Asia if PLDC cannot or does not distribute such product in accordance with the terms of the Distribution Agreement; and

                  (g) The Distribution Agreement shall automatically terminate upon the dissolution of the Company, the termination of this Agreement or Sierra's exercise of the Buyout Option pursuant to Section 7.3.

JOINT VENTURE AGREEMENT                                                 PAGE 16

         4.4      OTHER BUSINESS OF PARTIES

         Except as expressly provided otherwise in this Agreement or the agreements between the Company and any Party, the Parties may engage in business ventures and activities of any nature and description, independently or with others and whether or not in competition with the business of the Company. Neither the Company nor any of the Parties shall have any rights in or to the independent ventures and activities of other Parties, or the income or profits derived therefrom, by reason of their acquisition of an interest in the Company or their status as Parties.

         4.5      COMPANY-DEVELOPED TECHNOLOGY

         Each Party shall have a non-exclusive, royalty-free, perpetual license to adapt, distribute, use, make, reproduce and sell all new technology developed and owned by the Company (but not including any enabling technology provided to the Company by the other Party or derived from or based upon the products or technology provided to the Company by the other Party) for any purpose other than those competitive with the Company's business. In addition, Sierra and its Affiliates shall have a non-exclusive, royalty-free license to adapt and use the enabling technology now or hereafter licensed to the Company by Pioneer as provided in Section 2.5.2 above and all adaptations, additions, enhancements, modifications and improvements thereto made by or for the Company (except for any such enabling technology that Pioneer is now or hereafter legally or contractually restricted from licensing or sublicensing to Sierra and its Affiliates, such as any third party technology or technology developed by Pioneer with a third party that Pioneer is not legally or contractually permitted to license to Sierra) solely in connection with the creation, development, manufacture and distribution of those products of Sierra and its Affiliates that are related or similar to the products offered by Sierra to the Company for license under the License Agreement, whether or not such product is actually licensed by the Company; provided, however, that (i) Sierra and its Affiliates shall not have the right to sublicense or authorize any third party to use such enabling technology for any other purpose without the prior written consent of the Company and Pioneer; (ii) Sierra and its Affiliates shall use such enabling technology solely with respect to computer games and other software products and not for hardware or other non-software use without the prior written consent of the Company and Pioneer; and (iii) such enabling technology shall be treated by Sierra and its Affiliates as the Confidential Information of Pioneer in accordance with Section 10.1. Pioneer shall notify Sierra of any and all third party royalties that will arise out of Sierra's use of Pioneer's tools and technology and if Sierra proceeds to use such items, Sierra shall pay or reimburse Pioneer for any and all third party royalties arising out of Sierra's use of the same.

SECTION 5.        DISTRIBUTIONS AND ALLOCATIONS

         5.1      DISTRIBUTIONS

         The Board will make distributions to the Parties as approved by a majority vote of the Board in accordance with the terms of this Agreement. Any such distribution shall be made among the Parties in proportion to the number of Shares owned by each Party.


JOINT VENTURE AGREEMENT                                                 PAGE 17

         5.2      LIMITATIONS ON DISTRIBUTIONS

         No distribution shall be made pursuant to Section 5.1 if, after the distribution is made (a) the Company would be unable to pay its debts as they become due or (b) liabilities of the Company (other than liabilities for which recourse to creditors is limited to specific assets of the Company) would exceed the fair market value of the Company's assets (net of any liabilities to which those assets may be subject) or (c) the rights of Sierra or the Company under Sections 4.2(n), 4.3(a) or 7.1 would be triggered or (d) the Company would be unable to meet the then current Annual Business Plan or Annual Budget.

SECTION 6.        INDEMNIFICATION

         6.1      INDEMNIFICATION

         To the fullest extent not prohibited by Applicable Laws, the Company shall indemnify and hold harmless each Party from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which a Party may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to any business of the Company transacted or occurring while that Party was a Party, as the case may be, regardless of whether the Party continues to be a Party at the time any such liability or expense is paid or incurred.

         6.2      NONEXCLUSIVITY OF RIGHTS

         The indemnification provided by this Section shall be in addition to any other rights to which those indemnified may be entitled under any agreement or vote of the Parties, as a matter of law or equity or otherwise, and shall continue as to a Party who has ceased to be a Party, and shall inure to the benefit of the heirs, successors, assigns and administrators of the Party so indemnified.

         6.3      INDEMNIFICATION OF OFFICERS, EMPLOYEES AND AGENTS

         The Company shall indemnify and advance expenses to an officer, director or employee of the Company to the same extent and subject to the same conditions under which it may indemnify, and advance expenses, to Parties under this Section 6, except to the extent arising out of the intentional misconduct or knowing violation of Applicable Laws by such officer, director or employee.

SECTION 7.        DISSOLUTION OF COMPANY; SPECIAL WITHDRAWAL RIGHT

         7.1      EVENTS CAUSING DISSOLUTION

         This Agreement shall terminate and the Company shall dissolve upon the happening of any of the following events:


JOINT VENTURE AGREEMENT                                                 PAGE 18

                  (a) the Bankruptcy of the Company unless the Parties, within ninety (90) days of that event, unanimously agree to continue the Company;

                  (b) the sale or other disposition of all or substantially all of the assets of the Company and the collection of all proceeds from that sale or disposition;

                  (c) the vote of all Parties to dissolve the Company;

                  (d) either Party elects to dissolve the Company by written notice to the other Party within sixty (60) Business Days after the end of the Company's fiscal year if (i) the Company records a loss for any two (2) consecutive fiscal years, commencing after the first fiscal year of the Company or (ii) the Company's two consecutive fiscal year average pre-tax return on investment (i.e., the Company's pre-tax net income for such fiscal year divided by the sum of the aggregate Capital Contributions and Loans made in lieu of Capital Contributions as of such fiscal year) does not equal or exceed fifteen percent (15%), as calculated beginning at the end of the fourth fiscal year of the Company, and for both such years the Company fails to achieve the anticipated revenue and net profit goals as set forth in the Annual Budgets;

                  (e) either Party elects to terminate this Agreement after the License Agreement described in Section 4.2 or the Distribution Agreement described in Section 4.3 is terminated;

                  (f) upon the election of the nondefaulting Party, if the other Party or the other Party's Affiliate is in default of its obligations under this Agreement or the agreements described in Section 4 and fails to cure such default within ninety (90) days of receipt of written notice of such default; or

                  (g) either Party elects to terminate this Agreement by giving at least six (6) months' prior written notice of termination to the other Party and makes the payment to the non-terminating Party as provided in Section 7.4 below; provided, however, that no termination under this clause (g) shall be effective earlier than three (3) years after the date of this Agreement.

         7.2      LIQUIDATION

                  7.2.1      PAYMENT

                  Upon a dissolution of the Company, the Parties or a court-appointed trustee shall take full account of the Company's assets and liabilities and the Company's property shall be liquidated as promptly as is consistent with obtaining its fair value. The proceeds from the liquidation, to the extent they are sufficient, shall be applied and distributed in the following order and priority:

                        (i) First, to the payment and discharge of all of the
                  Company's debts and liabilities (other than those to the Parties) including the establishment of any necessary reserves;



JOINT VENTURE AGREEMENT                                                 PAGE 19

                       (ii) Second, to the payment of any amounts advanced by a
                  Party pursuant to Section 2.4 above together with any interest thereon as provided therein;

                      (iii) Third, to the payment of any and all Loans and the
                  Company's other debts and liabilities to the Parties; and

                       (iv) Finally, any remaining property and assets of the
                  Company shall be distributed among the Parties pro rata in accordance with their Shares.

                  7.2.2      NO RIGHT TO ASSETS

                  Each Party shall look solely to the assets of the Company for all distributions with respect to the Company, including the return of a Party's Capital Contributions and a Party's share of cash, and shall have no recourse therefor, upon dissolution or otherwise, against the other Party. Unless otherwise agreed upon by both Parties and except as provided in Section 8.2.3 below, no Party shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

                  7.2.3      ENABLING TECHNOLOGY

         Upon dissolution of the Company or Sierra's exercise of the Buyout
Option: (i) the license to the enabling technology of each Party granted to the Company under Section 2.5.2 and the license to Pioneer's enabling technology granted to Sierra under Section 4.5 shall expire, (ii) the Company and Sierra shall destroy or return the licensed enabling technology it received to the licensing party and cease all subsequent use of such licensed enabling technology except that the Company and Sierra may continue for a period of eighteen (18) months after effective date of such dissolution or exercise to distribute products incorporating such technology that were made before dissolution or such exercise as provided in Section 7.2.4 below, and (iii) title to all technology of the Company derived from or otherwise based upon the enabling technology licensed to the Company by a Party and all associated copyright, patent and other intellectual property rights shall be transferred and distributed to that Party.

                  7.2.4      RIGHTS TO COMPANY-DEVELOPED PRODUCTS AND TECHNOLOGY

                  Upon dissolution of the Company, title to all technology and products of the Company derived from or otherwise based upon technology or products licensed to the Company under the License Agreement and all associated copyright, patent and other intellectual property rights shall be transferred and distributed to Sierra, provided, however, that Pioneer shall have a nonexclusive royalty-bearing license to reproduce and distribute such products in Japan and, if Pioneer has exercised the Asia Option, Asia for a period not greater than two (2) years, subject to the payment to Sierra of a royalty of five and one-tenth percent (5.1%) of the gross revenue (less returns and refunds) realized by Pioneer from such activity. Upon dissolution of the Company, title to all other technology and products developed and owned by the Company and all associated copyright, patent and other intellectual property rights shall be transferred and distributed to and owned by the Parties in equal undivided shares. Sierra shall have the perpetual royalty-free right to



JOINT VENTURE AGREEMENT                                                 PAGE 20
adapt, convert, localize, port, translate and reproduce such technology and products and to use and distribute such products outside Japan and, if the Asia Option has been exercised, Asia for the first year after dissolution and world-wide thereafter. Pioneer shall have the perpetual, royalty-free right to adapt, convert, localize, port, translate and reproduce such technology and products and use and distribute such products within Japan and Asia for the first year after dissolution and world-wide thereafter.

                  7.2.5      USE OF OTHER PARTY'S NAME

         Except for Pioneer's continued use (in the same manner as used by the Company) of the trademark and trade dress of Sierra on the products distributed by Pioneer after the dissolution of the Company as provided in the first sentence of Section 7.2.4 above, neither Party shall use the trademarks, trade name or trade dress of the other Party without the prior written consent of the other Party.

         7.3      BUY-OUT OPTION

         Upon the occurrence of any of the dissolution events described in
Section 7.1 above, Sierra shall have an option ("Buyout Option") before the effective date of such dissolution to buy all of Pioneer's Shares at the then current fair market value of the Shares (if the Parties cannot agree upon such fair market value, either Party may elect to have such determination made pursuant to the arbitration procedure described in Section 9).

         7.4      TERMINATION PAYMENT

         In the event this Agreement is terminated by a Party pursuant to
Section 7.1(g) above, the non-terminating Party shall be entitled to receive the greater of (i) the liquidation proceeds of the Company payable to such Party under Section 7.2 above, (ii) the payment determined under Section 7.3 above if the Buyout Option has been exercised and Sierra is the terminating Party, (iii) the amount of the non-terminating Party's aggregate investment in the Company (both Capital Contributions and Loans) as of the date of termination plus interest thereon from the date(s) such investments were made until the date repaid at the prime commercial rate quoted by the Bank of America, N.A. or its successor as of the effective date of termination or (iv) two times the revenue of the Company for the twelve (12) months preceding such termination times the fraction the denominator of which is the aggregate investment (both Capital Contributions and Loans made in lieu of Capital Contributions) of both Parties in the Company and the numerator of which is the aggregate investment (both Capital Contributions and Loans made in lieu of Capital Contributions) of the non-terminating Party in the Company. The terminating Party shall be responsible for payment of any shortfall between the proceeds of the Company paid to the non-terminating Party under Section 7.2 or, if applicable, Section 7.3 and the amount payable to the non-terminating party as described above.


JOINT VENTURE AGREEMENT                                                 PAGE 21

SECTION 8.        BOOKS, RECORDS AND ACCOUNTING

         8.1      BOOKS AND RECORDS

         The Company shall keep and maintain a complete and accurate set of books and records in accordance with generally accepted accounting practices applied in a consistent manner correctly reflecting all transactions of the Company. Unless otherwise agreed to by both Parties, the Company's books shall be maintained on an accrual basis. The Company's books and records shall be kept at its principal office. Each of the Parties shall have access to such books and records and the right to examine, copy and audit the same at all reasonable times. The Company's books shall be audited not less frequently than annually by an independent certified public accountant acceptable to both Parties. The Company will provide each Party with unaudited English language financial statements of the Company (including, but not necessarily limited to, a balance sheet and a statement of the results of business for such period and such additional information reasonably requested by a Party ), within ten (10 Business Days after the end of each calendar month and quarter and audited English language annual financial statements of the Company within forty (40) Business Days after the end of each fiscal year.

         8.2      FISCAL YEAR

         The Company's fiscal year shall be from April 1 through March 31.

         8.3      BANK ACCOUNTS

         All funds of the Company shall be deposited under the name of the Company in such bank account or accounts at such bank or banks as shall be approved from time to time by the Board. All drafts, checks, bills and cash which may from time to time be received by, for or on account of the Company shall be deposited immediately in such account or accounts in the same form in which they are received. Withdrawals from such accounts shall be made only upon the signature of the President or an individual authorized by the Board.

         8.4      ANNUAL BUDGET

                  8.4.1      ANNUAL BUDGET PLANNING

         No later than thirty (30) Business Days prior to the first day of each fiscal period of the Company (or within thirty (30) Business Days after the Effective Date with respect to the 1995 budget), the President shall submit to the Board for approval a proposed budget setting forth in accordance with generally accepted accounting practices the estimated revenue and expenses of the Company during such fiscal year. The budget shall set forth a monthly operating budget of anticipated revenue, expenses, level of profit and cash flow for such fiscal year. The President shall revise and for a particular fiscal year resubmit the proposed budget as directed by the Board. The budget approved by the Board is referred to herein as the "Annual Budget". If during the course of a fiscal year (i) a significant change of any Annual Budget number is expected or (ii) a loss from operation is expected at the end of such fiscal year, the President shall immediately notify the Board


JOINT VENTURE AGREEMENT                                                 PAGE 22
of a revised version of the Annual Budget (which may include reduced expenses) to address the problem and avoid such loss. The revised Annual Budget approved by the Board is referred to herein as the "Revised Annual Budget."

                  8.4.2      REVIEW OF ANNUAL PERFORMANCE

         Within thirty (30) Business Days after the end of each fiscal year of the Company, the President shall submit to the Board and each Party audited financial information and a comparison analysis with the Annual Budget (or Revised Annual Budget).

         8.5      ANNUAL BUSINESS PLAN

         No later than thirty (30) Business Days prior to the first day of each fiscal year of the Company, the President shall submit to the Board for approval a proposed comprehensive business plan setting forth the sales, marketing, operation, development and other plans of the Company for such fiscal year and a business plan setting forth a general outline and direction of the activities planned for the next two fiscal years. The President shall revise and resubmit the proposed business plan as directed by the Board. The business plan approved by the Board for a particular fiscal year is referred to herein as the "Annual Business Plan." For the 1995 business plan, within thirty (30) Business Days after the Effective Date the President shall submit to the Board for approval a proposed comprehensive business plan setting forth the sales, marketing, operation, development and other plans of the Company for developing the Company's business in Japan and Asia during 1995 and business plan setting forth the general outline and direction of the activities planned to continue the development and expansion of such business for 1996 and 1997.

SECTION 9.        DISPUTE RESOLUTION

         9.1      GENERAL

         If any dispute arises between the Parties relating to this Agreement or the Company, the Parties will follow the procedures set forth in this Section 9, unless otherwise agreed by the Parties at the time the dispute arises. However, either Party may commence litigation within thirty (30) days prior to the date after which the commencement of litigation would be prohibited by any statute of limitations or other law, rule, regulation, or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm. In such event, the Parties will (except as may be prohibited by judicial order) nevertheless continue to follow the procedures set forth in this Section 9.

         9.2      UNASSISTED SETTLEMENT

         A Party seeking to initiate the procedures under this Section 9 will give written notice thereof to the other Party. Such notice will state that it is initiating the procedures under this Section 9, describe briefly the nature of the dispute, describe briefly the notifying Party's claim or position in connection with the dispute. The Parties will promptly make such investigation of the dispute as they deem appropriate. The Parties will meet, with each Party represented by an officer



JOINT VENTURE AGREEMENT                                                 PAGE 23
at the level of Vice President or General Manager or higher, and will use good faith efforts to resolve the dispute. If the dispute has not been resolved within thirty (30) days after commencement of such discussions, then either Party may submit the dispute to arbitration under Section 9.3.

         9.3      ARBITRATION AND COSTS

         If any dispute is not resolved after compliance with the procedures set forth in Section 9.2, then either Party may submit the dispute to arbitration to a single arbitrator (if the Parties can agree upon such arbitrator) or to a panel of three (3) arbitrators, with each Party selecting one arbitrator and the two arbitrators so selected choosing the third, in accordance with the Conciliation and Arbitration Rules of the International Chamber of Commerce. Unless otherwise agreed by the Parties, any arbitration hearing will be held at a location convenient to both Parties in Tokyo, if Sierra initiates such arbitration, and in Seattle, if Pioneer initiates such arbitration. Any award made by the arbitrator(s) will be final and binding and may be entered as a judgment in any court having jurisdiction. The arbitration proceedings shall be conducted in the English language.

         9.4      COSTS

         Costs of the arbitrator(s), the court reporter, hearing rooms and other common costs will be paid as determined by the arbitrator(s). If the arbitrator(s) does not make such a determination, such costs will be divided equally between the Parties. Each Party will bear the expense of preparing and presenting its own case in connection with the arbitration and/or mediation (including, but not limited to, its own attorneys' fees and costs of witnesses).

SECTION 10.       MISCELLANEOUS

         10.1     CONFIDENTIALITY

         Each Party and the Company will exercise the same degree of care, but no less than a reasonable degree of care, to keep confidential the Confidential Information of the other Party or the Company as it uses to protect its own Confidential Information of a like nature. Without limiting the generality of the foregoing, each Party agrees to (and to cause the Company to agree to) (a) instruct and require all of its employees and agents who have access to the Confidential Information to maintain the confidentiality thereof; (b) disclose the Confidential Information of the other Party or the Company only to those individuals that have a "need to know" such Confidential Information; and (c) take such actions as may be reasonable to limit disclosure of the Confidential Information of the other Party or the Company by such individuals. If the Recipient is served with any subpoena or other compulsory judicial or administrative process calling for production of Confidential Information of the other Party or the other Party, the Recipient will immediately notify the Discloser in order that the Discloser may take such action as it deems necessary to protect its interest and Recipient shall cooperate with Discloser to limit the scope and use of the information to be disclosed.


JOINT VENTURE AGREEMENT                                                 PAGE 24

         10.2     PRESS RELEASES

         Neither Party shall make any public announcements regarding this Agreement, the formation of the Company or the other activities contemplated hereunder without first providing the other Party the proposed text of such announcement and obtaining the approval of the other Party, which approval shall not be unreasonably withheld.

         10.3     GOVERNING LAW

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF WASHINGTON, WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES.

         10.4     ASSIGNMENT

         Neither Party shall assign its interests or rights under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party; provided, however without relinquishment of its liability under this Agreement either Party may assign this Agreement to an Affiliate who agrees in writing to assume all of that Party's rights and obligations under this Agreement. Subject to the foregoing restriction on assignment, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by each Party and its permitted successors and assigns.

         10.5     CONSTRUCTION

         Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Both parties have had an adequate opportunity to review this Agreement with their respective counsel and negotiate the terms hereof and accordingly this Agreement shall not be construed against either party as the drafter of this Agreement.

         10.6     COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         10.7     NO PARTNERSHIP

         Neither Party will represent or hold itself out as an employee, agent, or franchisee of the other Party. Neither Party will be entitled to and will not attempt to create or assume any obligation, express or implied, on behalf of the other Party. This Agreement will not be interpreted or construed as creating or evidencing any association, or partnership among the Parties or as imposing any partnership or franchisor obligation or liability on either Party.


JOINT VENTURE AGREEMENT                                                 PAGE 25

         10.8     ENTIRE AGREEMENT

         This Agreement, the License Agreement and the Distribution Agreement set forth the entire agreement of the Parties regarding the subject matter hereof and supersede all prior agreements and understandings between the Parties. No amendment of any of the provisions of this Agreement will be valid unless set forth in a written instrument signed by both Parties.

         10.9     NOTICES

         Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) delivered personally, (b) deposited with a prepaid messenger, express or air courier or similar courier for delivery to the address set forth below, (c) deposited in the official certified or registered mail, postage prepaid to the address set forth below, or (d) transmitted by telecopier or facsimile to the number specified below (with originals mailed the same day by official mail, postage prepaid to the address set forth below):

       If to Sierra:          Sierra On-Line, Inc.
                              3380 - 146th Place S.E., Suite 300
                              Bellevue, WA  98007
                              U.S.A.
                              Attn:   Mr. Michael Brochu
                              Tel.    (206) 649-9800
                              Fax     (206) 649-0340

       and with a copy to:    Sierra On-Line, Inc.
                              3380 - 146th Place S.E., Suite 300
                              Bellevue, WA  98007
                              U.S.A.
                              Attn:   Mr. Richard Thumann
                              Tel.    (206) 649-9800
                              Fax     (206) 641-7617

       If to Pioneer:         Pioneer Electronic Corporation
                              4-1 Meguro 1-Chome
                              Meguro-ku, Tokyo 153
                              JAPAN
                              Attn:   Mr. Kimihiko Sugano
                                      General Manager, "LaserActive" Div.
                              Tel. 03-3495-9861
                              Fax 03-3495-9864

JOINT VENTURE AGREEMENT                                                 PAGE 26
       and with a copy to:    Pioneer Electronic Corporation
                              4-1 Meguro 1-Chome
                              Meguro-ku, Tokyo 153
                              JAPAN
                              Attn:   Mr. Masaaki Shishikura
                                      General Manager, Legal Affairs
                              Tel.    03-3495-4927
                              Fax     03-3495-4428

Notice shall be deemed to have been received (i) upon receipt in the case of personal delivery, (ii) three (3) Business Days after being deposited in the case of messenger, express or air courier or similar courier, (iii) seven (7) Business Days after the date deposited in official certified or registered mail, and (iv) the day of receipt as evidenced by a facsimile confirmation statement in the case of transmittal by facsimile. Either Party may change its respective addresses and facsimile number by giving notice to the other Party as provided in this Section.

         10.10    WAIVERS

         No waiver of any right, obligation or default will be implied, but must be in writing, signed by the Party against whom the waiver is sought to be enforced. The failure of any Party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

         10.11    ATTORNEY FEES

         In the event suit or arbitration is instituted to enforce any of the terms of this Agreement, the prevailing Party shall be entitled to recover from the other Party such sum as the court or arbitrator(s) may determine reasonable as attorneys' fees, in addition to all other sums provided by law.

         10.12    CHOICE OF LANGUAGE

         The original of this Agreement has been written in English. The Parties waive any right each may have under the laws of Japan or any other jurisdiction to have this Agreement written in any other language.

         10.13    EXHIBITS

         Exhibits A, B, C and D are attached to and by this reference made a part of this Agreement.


JOINT VENTURE AGREEMENT                                                 PAGE 27

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Sierra:                                     Pioneer:

SIERRA ON-LINE, INC.                        PIONEER ELECTRONIC CORPORATION

By ___________________________              By ____________________________
Title ________________________              Title _________________________




JOINT VENTURE AGREEMENT                                                 PAGE 28

                                    EXHIBIT A

                                  DEFINED TERMS

         The defined terms used in the Agreement shall, unless the context otherwise requires, have the meanings specified in this Exhibit A. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

         "AFFILIATE" means any Person that controls, is controlled by, or is under common control with a Party. In the case of a corporation, a Person will be deemed to control that corporation if such Person owns, or has the right to vote, stock in the corporation sufficient to elect a majority of the members of the corporation's board of directors.

         "AGREEMENT" means the agreement of which this Exhibit A is a part.

         "ANNUAL BUDGET" shall have the meaning set forth in Section 8.4 of the Agreement.

         "ANNUAL BUSINESS PLAN" shall have the meaning set forth in Section 8.5 of the Agreement.

         "APPLICABLE LAWS" means all laws, statutes, rules and regulations of any governmental authority having jurisdiction regarding the applicable matter.

         "ASIA" means Peoples Republic of China, Hong Kong, Taiwan, South Korea, Singapore, Thailand, Malaysia, Indonesia, Philippines and Vietnam.

         "ASIA OPTION" shall have the meaning set forth in Section 4.2(g) of the Agreement.

         "BANKRUPTCY" means, with respect to any person, the occurrence of any of the following: (a) the filing of a voluntary petition for relief under Applicable Laws or an admission by such person of such person's inability to pay its debts as they become due, (b) the making by such person of a general assignment for the benefit of creditors, (c) in the case of the filing of an involuntary petition in bankruptcy against such person, the filing of an answer admitting the material allegations thereof or consenting to the entry of an order for relief, or a default in answering the petition, or (d) the entry of an order for relief under the Applicable Laws against such person.

         "BOARD" means the board of directors or equivalent of the Company.

         "BUSINESS DAY" means any Monday through Friday except for any such days that are national holidays in the United States or Japan.

         "BUYOUT OPTION" shall have the meaning set forth in Section 7.3 of the Agreement.


EXHIBIT A TO JOINT VENTURE AGREEMENT                                     PAGE 1

         "CAPITAL CONTRIBUTION" means, with respect to any Party, the amount of money contributed or to be contributed as equity to the Company.

         "COMPANY" shall have the meaning set forth in Section 1.1 of the Agreement.

         "COMPANY ORGANIZATION DOCUMENTS" shall have the meaning set forth in
Section 1.1 of the Agreement.

         "CONFIDENTIAL INFORMATION" means any type of information or material of one Party or the Company (the "Discloser") that is disclosed to the other Party or the Company (the "Recipient") as a consequence of or through its participation in the activities anticipated by this Agreement, the License Agreement or the Distribution Agreement and that is identified by the Discloser as being confidential; provided, that all source code and non-public enabling technology licensed under this Agreement or the License Agreement shall be deemed to be the Confidential Information of the licensing Party without the necessity of identifying such information or materials as confidential. Confidential Information includes, without limitation, any such information that relates to research, development, trade secrets, know-how, inventions, source code, technical data, software programming, concepts, designs, procedures, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, business plans or strategies, and information entrusted to a Party by other persons or entities. However, Confidential Information does not include any information which: (a) was in the Recipient's possession before receipt from the Discloser; (b) is or becomes a matter of public knowledge through no fault of Recipient; (c) is rightfully received by Recipient from another Person without a duty of confidentiality; (d) is independently developed by Recipient; or (e) is disclosed by Recipient with the Discloser's prior written approval.

         "DIRECTOR" means an individual who is a voting director or member of the Board.

         "DISCLOSER" shall have the meaning set forth in the definition of Confidential Information.

         "DISTRIBUTION AGREEMENT" shall have the meaning set forth in Section
4.3 of the Agreement.

         "INITIAL CAPITAL CONTRIBUTION" shall have the meaning set forth in
Section 2.1 of the Agreement.

         "LICENSE AGREEMENT" shall have the meaning set forth in Section 4.2 of the Agreement.

         "LOAN" means a loan made by a Party to the Company pursuant to Section
2.7 of the Agreement.

         "PLDC" shall have the meaning set forth in Section 4.3 of the Agreement.


EXHIBIT A TO JOINT VENTURE AGREEMENT                                     PAGE 2

         "PRESIDENT" means the person designated or selected to manage the affairs of the Company under Section 3.2 hereof.

         "PARTY" means each of the parties who executes a counterpart of this Agreement and any successors or assigns.

         "RECIPIENT" shall have the meaning set forth in the definition of Confidential Information.

         "REVISED ANNUAL BUDGET" shall have the meaning set forth in Section 8.4 of the Agreement.

         "SHARE" means a share of voting common stock of the Company.

         "TRIGGER EVENT" shall mean any of the trigger events described in
Section 2.2 of the Agreement.


EXHIBIT A TO JOINT VENTURE AGREEMENT                                     PAGE 3

                                    EXHIBIT B

                     TIME SCHEDULE FOR ADDITIONAL AGREEMENTS


Agreement                         Section Reference    Completion Date
- ---------                         -----------------    ---------------
Company Organization Documents      Section 1.1        As reasonably practicable after
                                                       Effective Date

License Agreement                   Section 4.2        30 Business Days after Effective Date

Distribution Agreement              Section 4.3        30 Business Days after Effective Date

1995 Annual Budget                  Section 8.4        30 Business Days after Effective Date

1995 Business Plan                  Section 8.5        30 Business Days after Effective Date



EXHIBIT B TO JOINT VENTURE AGREEMENT                                     PAGE 1

                                   EXHIBIT C

               SOFTWARE DEVELOPMENT TOOLS AND ENABLING TECHNOLOGY
                         BEING LICENSED TO THE COMPANY

By Sierra:

Technology

1.       Method & Means for Computer Synchronization of Actions & Sounds.

2. Method & Apparatus for Relating Messages & Actions in Interactive Computer Games & Resulting Game.

3.       Computer Simulation Playback Method & Simulation.

4.       System & Methods for Intelligent Movement of Objects on Computer
         Displays.

5.       Speech Synchronized Animation.

6.       Teaching Aid Having Tactile Feedback.

7.       Authoring and Use Systems for Sound Synchronized Animation.

8.       Voice Animation System.

9.       Speech Animation and Inflection System.

10.      Computerized Puzzle Gaming Method & Apparatus.

11.      Camera Angle Management System ("CAMS").

12.      "3-space" technology - 3-dimensional technology.

Development Tools & Other

1.       "3-Space" library, header file, etc.

2. Sierra Compiler Interpreter ("SCI") - including Sierra's proprietary SCI language.

3.       Sierra Compiler ("SC") - builds interpretive code.

4.       Picture View Editor - draws pictures.

5.       Tools for looking at wave samples (digital audio).

6.       SMP - tool for creating midi files.

7.       Font editors - creates proprietary fonts.

8. VMD - builds video, music and data from AVI files (AVI = audio visual interleaved or mixed into one track).

9.       Graphics Tools or Make PICS - loads formats of pictures.

10. ROBOT Tool Maker - creates ROBOTS from AVI (ROBOTS = AVI with positioning).

By Pioneer:

1.       Software Development Tools
            Video editing tools (ex. Video Disc Recorder, TV Monitor) Audio editing tools (ex. Digital Tape Recorder, Amplifier)

2.       Access Free Equipment
            Video editing digital studio (629 studio) Audio editing digital studio (Media Garden Studio)

3.       Access Free Technology
            High quality audio technology
            High quality video technology
            Three dimension video technology
                  Virtual 3D video translation technology
                  3D video playback technology
            Authoring system technology
                  Laser Active authoring system
                  Laser Active operating system
            Computer Network Technology
            Large capacity computer database technology
                  (ex. Recordable 500 CD-ROM changer technology)
            Video database technology
                  (ex. Video Disc Recorder, Laser Disc, Digital Video Disc)

4.       Others
            Free access to Pioneer's marketing database
                  (ex. A trend of computer market)
            Dispatching talented persons for software development, marketing and management, etc.

                                   EXHIBIT D

                   LIST OF SIERRA COMPUTER GAMES AND PRODUCTS
               LICENSABLE TO THE COMPANY AS OF THE EFFECTIVE DATE

The following comprises a preliminary list of Sierra software products expected to be licensed to the Company subject to and in accordance with Section 4.2(a)-(c) of the Joint Venture Agreement:

Express - U.S. version of software from Sierra/Company to localize manual for Japan.

Mother Goose Deluxe*                              Thexder II
Take a Break Pinball*                             Police Quest V**
Thexder*                                          Gabriel Knight II**
Space Quest 6*                                    Aces over Mountains*
Woodruff*                                         Aces of the Deep II*
Kings Quest 7**                                   Dr. Brain IV**
Trophy Bass**                                     Torrin's Passage**
The Incredible Machine II**                       Last Dynasty*
3D Pinball**                                      Metal Storm*
PlayToons**                                       Earthsiege II*
Dr. Brain 3**                                     Outpost 1.5*
                                                  Phantasmagoria**
                                                  Shivers**

Fully Localized - Company to fully localize title & manual for Japan (language and culturally).

Woodruff*
Aces over Mountains*
Last Dynasty*
Metal Storm*
Earthsiege II*
Outpost 1.5*
KQ VII**
The Incredible Machine II**
PlayToons**
Phantasmagoria**
Torrin's Passage**
Shivers**
Talking Tutor: Reading**
Alphabet Blocks**
Trophy Bass**

Set-Top Boxes - Company to redesign PC version for use with a Sega Saturn and/or Sony Playstation.

Phantasmagoria
Baseball
Aces over Mountains
Earthsiege

As currently known.  *Windows Only. **Windows & Mac


                                      D-2